Registration No. 33-77642
                                                                Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JULY 28, 1994

                     MLCC Mortgage Investors, Inc., Seller
                   Senior/Subordinate Mortgage Pass-Through
               Certificates, Series 1994A, Class A-1, A-2, A-3,
                           M-1, A-4 and M-2 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       -----------------------------------------------------------------

     On August 4, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994A, Class A-1, A-2, A-3, M-1, A-4 and M-2 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $378,795,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of July 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-41 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                              PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                       (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    -------------------------    -------------------------    -------------------------
                                     Number of                    Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans         Amount         Loans         Amount
                                    ----------     ----------    ----------     ----------    -----------    -----------

PrimeFirst Loans
  Outstanding...................        11,223     $4,526,896        11,263     $4,408,862        14,159     $5,302,950
                                    ----------     ----------    ----------     ----------    -----------    -----------
Delinquency Period
  30-59 Days....................           199       $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................            38         15,834            26          9,815            26         18,544
  90 Days or More*..............            15          8,300            34         23,664            24         18,072
                                        ------       --------        ------       --------           ---       --------
     Total Delinquency..........           252       $100,800           244       $111,230           233       $102,870
                                        ======       ========        ======       ========           ===       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................         2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in Foreclosure............            36       $ 33,135            47       $ 43,681            39       $ 47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................         0.32%          0.73%         0.42%          0.99%         0.28%          0.89%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.



                                                  PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                       (Dollars in Thousands)

                                                             Year Ended            Year Ended           Year Ended
                                                         December 31, 1999     December 31, 1998     December 31, 1997
                                                         -----------------     -----------------     ------------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................              $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                  11,243                12,711               12,607
                                                         -----------------     -----------------     ------------------
Gross Charge-offs.................................              $    5,578            $    4,030            $   5,363
Recoveries........................................              $       16            $        2            $      99
                                                                ----------            ----------            ---------
Net Charge-offs...................................              $    5,562            $    4,028            $   5,264
                                                                ==========            ==========            =========
Net Charge-offs as a Percent of Average
----------------------------------------------------
  Principal Balance Outstanding...................                   0.12%                 0.08%                0.11%


     Additionally, the information contained in the tables entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Margins in Loan Group 1", "Range of Cut-Off Date Principal Balances for Loan Group 2" and "Margins in Loan Group 2" under the heading "The Mortgage Pool" on pages S-29, S-31, S-33 and S-35, respectively, of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:


                       Range of Principal Balances for Loan Group 1 as of December 31, 1999

                                         Number of Mortgage                                     % of Loan Group 1 by
     Range of Principal Balances                Loans                 Principal Balance           Principal Balance
-----------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                     2                     $  36,865.84                     0.05%
$50,000-54,999.99                                2                       100,000.00                     0.14%
$60,000-74,999.99                                2                       130,000.00                     0.19%
$75,000-99,999.99                                13                    1,166,651.77                     1.67%
$100,000-149,999.99                              28                    3,381,239.78                     4.85%
$150,000-199,999.99                              14                    2,532,375.43                     3.63%
$200,000-249,999.99                              18                    4,021,867.97                     5.77%
$250,000-299,999.99                              14                    3,963,964.63                     5.69%
$300,000-349,999.99                              16                    5,165,894.43                     7.41%
$350,000-399,999.99                              5                     1,851,874.17                     2.66%
$400,000-449,999.99                              3                     1,277,785.58                     1.83%
$450,000-499,999.99                              6                     2,803,194.08                     4.02%
$500,000-549,999.99                              5                     2,520,000.00                     3.62%
$550,000-599,999.99                              1                       599,660.93                     0.86%
$600,000-649,999.99                              5                     3,103,323.91                     4.45%
$650,000-699,999.99                              2                     1,391,781.25                     2.00%
$700,000-749,999.99                              4                     2,890,978.60                     4.15%
$750,000-799,999.99                              1                       797,359.02                     1.14%
$800,000-849,999.99                              2                     1,674,492.62                     2.40%
$850,000-899,999.99                              6                     5,277,719.92                     7.57%
$900,000-949,999.99                              2                     1,869,109.61                     2.68%
$950,000-999,999.99                              5                     4,922,470.30                     7.06%
$1,000,000-1,099,999.99                          2                     2,087,500.00                     3.00%
$1,100,000-1,199,999.99                          1                     1,149,731.00                     1.65%
$1,200,000-1,299,999.99                          1                     1,280,000.00                     1.84%
$2,000,000-2,099,999.99                          2                     4,099,996.97                     5.88%
$2,100,000-2,199,999.99                          1                     2,190,000.04                     3.14%
$2,200,000-2,299,999.99                          1                     2,295,195.68                     3.29%
$2,400,000-2,499,999.99                          1                     2,499,999.75                     3.59%
$2,600,000-2,699,999.99                          1                     2,600,000.00                     3.73%
                                       --------------------------------------------------------------------------------
               TOTALS                           166                 $ 69,681,033.28                    100.00%
                                       ================================================================================



                                           Margins in Loan Group 1 as of December 31, 1999

                                              Number of                                         % of Loan Group 1 by
             Margin (1)                    Mortgage Loans             Principal Balance           Principal Balance
-----------------------------------------------------------------------------------------------------------------------
                 0.875                           1                     $ 880,000.00                     1.26%
                 1.125                           1                       867,689.89                     1.25%
                 1.250                           1                       274,991.74                     0.39%
                 1.500                           10                   14,596,479.41                    20.95%
                 1.625                           16                   10,614,219.29                    15.23%
                 1.750                           35                   18,063,894.05                    25.92%
                 1.875                           5                     3,287,334.52                                    4.72%
                 2.000                           21                    5,572,659.48                     8.00%
                 2.250                           35                    4,597,071.51                     6.60%
                 2.375                           3                       594,436.97                     0.85%
                 2.500                           7                       915,855.65                     1.31%
                 2.625                           1                       384,836.38                     0.55%
                 3.000                           1                       135,500.00                     0.19%
                -0.125                           3                     2,542,981.10                     3.65%
                 0.000                           8                     3,616,882.79                     5.19%
                 0.250                           3                       774,445.96                     1.11%
                 0.500                           8                     1,086,902.73                     1.56%
                 0.750                           2                       227,900.00                     0.33%
                 1.750                           1                       179,055.46                     0.26%
                 2.000                           1                       209,800.20                     0.30%
                 2.250                           3                       258,096.15                     0.37%
                                       --------------------------------------------------------------------------------
               TOTALS                           166                 $ 69,681,033.28                    100.00%
                                       ================================================================================


-------------------------

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 0.875%, in which case it is added to the applicable Six-Month LIBOR Index. Notwithstanding the foregoing, the Mortgage Rate will not exceed its Maximum Mortgage Rate.


                                Range of Principal Balances for Loan Group 2 as of December 31, 1999

                                                                                                 % of Loan Group 2
                                                                                                   by Principal
   Range of Principal Balances           Number of Mortgage Loans      Principal Balance              Balance
----------------------------------     ----------------------------------------------------     --------------------
$0-49,999.99                                      2                       $ 60,754.22                   0.14%
$75,000-99,999.99                                 8                        749,581.40                   1.75%
$100,000-149,999.99                              18                      2,254,062.76                   5.26%
$150,000-199,999.99                              17                      3,051,688.94                   7.12%
$200,000-249,999.99                               9                      1,950,759.72                   4.55%
$250,000-299,999.99                               6                      1,626,435.31                   3.79%
$300,000-349,999.99                              10                      3,155,856.40                   7.36%
$350,000-399,999.99                               4                      1,464,526.77                   3.41%
$400,000-449,999.99                               3                      1,256,994.93                   2.93%
$450,000-499,999.99                               6                      2,819,287.33                   6.57%
$500,000-549,999.99                               1                        530,000.00                   1.24%
$550,000-599,999.99                               2                      1,152,440.46                   2.69%
$600,000-649,999.99                               2                      1,209,366.91                   2.82%
$650,000-699,999.99                               1                        688,800.00                   1.61%
$700,000-749,999.99                               2                      1,473,269.61                   3.44%
$750,000-799,999.99                               3                      2,315,430.04                   5.40%
$800,000-849,999.99                               1                        800,000.00                   1.87%
$850,000-899,999.99                               2                      1,764,999.99                   4.12%
$950,000-999,999.99                               2                      1,993,338.50                   4.65%
$1,000,000-1,099,999.99                           1                      1,000,000.00                   2.33%
$1,100,000-1,199,999.99                           1                      1,119,055.61                   2.61%
$1,200,000-1,299,999.99                           1                      1,250,000.00                   2.91%
$1,400,000-1,499,999.99                           2                      2,960,646.61                   6.90%
$1,500,000-1,599,999.99                           1                      1,550,000.00                   3.61%
$2,200,000-2,299,999.99                           1                      2,249,999.99                   5.25%
$2,400,000-2,499,999.99                           1                      2,440,000.01                   5.69%
                                       ------------------------     -----------------------     --------------------
TOTALS                                           107                  $ 42,887,295.51               100.00%
                                       ========================     =======================     ====================



                                          Margins for Loan Group 2 as of December 31, 1999

                                                                                                 % of Loan Group 2
                                                                                                   by Principal
             Margin                      Number of Mortgage Loans      Principal Balance              Balance
----------------------------------     ----------------------------------------------------     --------------------
             2.500                                 1                     $ 300,000.00                  0.70%
             1.000                                 1                       895,000.00                  2.09%
             1.125                                 1                       396,000.00                  0.92%
             1.250                                 1                       530,000.00                  1.24%
             1.500                                 1                       568,000.00                  1.32%
             1.625                                 7                     8,367,132.88                  19.51%
             1.750                                10                     5,759,066.56                  13.43%
             1.875                                24                     9,067,590.51                  21.14%
              2.00                                 7                     6,334,146.99                  14.77%
             2.125                                16                     3,166,545.95                   7.38%
             2.250                                 2                       585,902.15                   1.37%
             2.375                                21                     2,764,481.80                   6.45%
             2.500                                 1                       993,660.13                   2.32%
             2.625                                 4                       423,150.95                   0.99%
            -0.375                                 1                       262,000.00                   0.61%
              0.00                                 2                     1,382,945.50                   3.22%
             0.125                                 1                       411,994.94                   0.96%
             0.500                                 1                       155,857.68                   0.36%
             0.625                                 3                       389,983.83                   0.91%
             0.750                                 1                        30,987.08                   0.07%
             0.875                                 1                       102,848.56                   0.24%
                                       ------------------------     -----------------------     --------------------
             TOTALS                              107                  $ 42,887,295.51                 100.00%
                                       ========================     =======================     ====================


-------------------------

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except generally when the Margin is greater than or equal to 1.000%, in which case it is added to the applicable Six-Month LIBOR Index. Notwithstanding the foregoing, each Mortgage Rate for a Group 2 Loan will not exceed its Maximum Mortgage Rate and is subject to its periodic cap.


                             --------------------


                The date of this Supplement is March 31, 2000.